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                                                                      EXHIBIT 99



            National Media and ValueVision Terminate Merger Agreement

         PHILADELPHIA, June 2 /PRNewswire/ - - National Media Corporation (NYSE:NM) today announced that it had mutually terminated its merger agreement with ValueVision International, Inc. (Nasdaq: VVTV) on June 1, 1998, the outside agreement date originally established, since the parties had not reached terms on a revised agreement.

         As previously announced, the companies had been attempting to renegotiate merger terms since April 8, 1998, after a group of ValueVision shareholders rejected the original merger terms and announced their intent to exercise dissenter's rights under Minnesota law.

         Management at National Media Corporation also said that due to the lengthy period since the original merger was announced (January 5, 1998) it was in the best interest of its shareholders to terminate the old agreement and allow other potentially interested parties to make a proposal, free of the non-solicitation and break-up provisions of the former agreement. The company has been informally advised of such outside interest by other parties.

         Robert N. Verratti, Chief Executive Officer of National Media Corporation, said, "While we continue discussions and may yet reach an equitable agreement with ValueVision, the National Media Board of Directors felt it was important to open a window to allow for other potential interested parties to negotiate freely with the company."

         National Media Corporation is the world's largest publicly held transactional television programming company and brings its programming to more than 370 million television households in more than 70 countries worldwide.

         This press release contains forward-looking statements. The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the purpose of availing itself of such provisions. Examples of forward-looking statements include, but are not limited to, (i) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii) statements of plans or objectives of the Company's management or Board of Directors, (iii) statements about potential strategic partners and
(iv) other statements about the Company or the infomercial industry.

         To request press releases on National Media Corporation, please contact PR Newswire at 800- 758-5804, ext. 604644.

SOURCE            National Media Corporation
          -0-                                         06/02/98
          /CONTACT: Bruce Boyle, Director of Investor Relations of National Media, 215-988-4641/ /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 604644/ (NM VVTV)